Exhibit 99.1

NEWS RELEASE

FOR:	Trump Hotels & Casino Resorts, Inc. (NYSE: DJT)

CONTACT:	Robert Pickus, Trump Hotels & Casino Resorts – 609-449-5573

FOR RELEASE:	Tuesday July 20, 9:16 pm ET

Trump ‘Hired’ to Develop Southern Indiana Casino

Indiana Gaming Commission Chooses Trump Hotels & Casino Resorts Proposal Over Two Others

FRENCH LICK, Ind., July 20 /PRNewswire-FirstCall/—The Indiana Gaming Commission has accepted a proposal from Trump Hotels & Casino Resorts (THCR) (NYSE: DJT-News) to build and operate a casino in Orange County Indiana. Construction on Indiana’s eleventh casino will begin later this year with a projected opening date in early 2006. (Photo: http://www.newscom.com/cgi-bin/prnh/20040720/NYTU196)

“We are anxious to begin work on this new project and partnership in Orange County,” said Donald J. Trump, president, chairman and CEO of Trump Hotels & Casino Resorts. “In keeping with our hard-earned reputation for exceptional facilities and unequaled service, we look forward to creating a gaming facility and vacation destination that is first class in every way.”

Earlier this year, THCR proposed the construction of a riverboat-style gaming facility in Orange County. The Trump plan includes financial support for improvements to area landmarks including the West Baden Springs Historical Landmark; French Lick Springs Resort and Spa; and the Indiana Railway Museum. In addition to an up-front contribution of several million dollars, THCR will allocate a percentage of casino revenues to the community to assist in ongoing local renovation and development.

THCR is a seasoned Indiana business having operated a casino property in Gary, Ind., since 1996. In addition to creating a successful business, Trump Casino Hotel draws nearly 80 percent of its employees from the local county and has contributed millions of dollars to neighboring communities for civic, safety and entertainment projects as well as student scholarships.

The designs for the restoration and new construction will preserve and enhance the history of Orange County and create a marketable vacation destination to restore the flow of visitors who flocked to the region’s mineral springs and other attractions in the early 1900s. The plan also includes potential enhancements to the area’s world-class golf courses to be led by southern Indiana native and former Masters and U.S. Open champion Fuzzy Zoeller.

“Orange County has a rich history of tourism and gaming,” said Mark Brown, chief operating officer of Trump Hotels & Casino Resorts. “We look forward to partnering this new gaming facility with the existing landmarks and attractions to create a vacation experience that will be unmatched in this part of the country.”

Orange County is located in the south central portion of Indiana between Indianapolis and Louisville, Ky. It encompasses the towns of French Lick, Orleans, Paoli and West Baden. Area residents lobbied state legislators for several years in an attempt to obtain a casino license for the economically depressed region. After the Indiana General Assembly approved the license in 2003, Orange County voters confirmed it with a referendum vote in the November election.

“Expanding our operations and brand into Orange County represents an important step in broadening the geographic presence of our company,” said Scott Butera, Executive Vice President and Director of Corporate and Strategic Development for THCR.

“The people of Orange County and the surrounding areas have worked very hard to get to this point,” said Brown. “Now it’s our turn to get to work on the construction, opening and ongoing operation of a world-class gaming facility.”

About Trump Hotels & Casino Resorts

THCR is a leading gaming company that owns and operates four properties with a fifth property currently under development. THCR also manages one property under the Trump brand name. THCR’s owned assets include Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, N.J.; Trump Marina Hotel Casino, located in Atlantic City’s Marina District; and the Trump Casino Hotel, a riverboat casino located in Gary, Ind. THCR recently obtained the rights to build and operate a casino in Orange County Indiana that is projected to open in 2006. In addition, the Company manages Trump 29 Casino, a Native American owned facility located near Palms Springs, Calif. Together, the current properties comprise approximately 451,000 square feet of gaming space and 3,180 hotel rooms and suites. The Company is the sole vehicle through which Donald J. Trump conducts gaming activities and strives to provide customers with outstanding casino resort and entertainment experiences consistent with the Donald J. Trump standard of excellence. THCR is separate and distinct from Mr. Trump’s real estate and other holdings.

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